Exhibit 99.1

Contact:	Richard P. McCook
Executive Vice President and
Chief Financial Officer
(832) 601-6274
Rick.McCook@usoncology.com

US Oncology Holdings, Inc. Announces Completion of Equity Offering and

Declaration of Dividend to Stockholders

(Houston, December 22, 2006) US Oncology Holdings, Inc. (the “Company”) today announced the completion of the previously announced $150 million private offering of its common and preferred stock to Morgan Stanley Strategic Investments, Inc. As a result of the stock sale, Morgan Stanley Strategic Investments now owns approximately 14.7 percent of the common stock of the Company, on a fully diluted basis.

The net proceeds of the issuance of the stock, together with the cash-on-hand of US Oncology, Inc., the Company’s wholly owned operating subsidiary, will be used to pay a dividend of $190 million, or approximately $1.42 for each share of common or preferred stock, to the stockholders of the Company as of December 20, 2006. The dividend will be paid on January 3, 2007. Shares acquired by Morgan Stanley Strategic Investments were acquired after the record date and will not receive the dividend.

“We are very pleased with Morgan Stanley’s decision to invest in US Oncology. We believe Morgan Stanley brings a depth of experience in the financial markets as well as a vote of confidence in the valuation of our company,” said Dale Ross, chairman and CEO of US Oncology.

About US Oncology, Inc.

US Oncology, headquartered in Houston, is one of the nation’s largest cancer treatment and research networks. US Oncology provides extensive services and support to its affiliated cancer care sites nationwide to help them expand their offering of the most advanced treatments and technologies, build integrated community-based cancer care centers, improve their therapeutic drug management programs, and participate in many of the new cancer-related clinical research studies. US Oncology also provides a broad range of services to pharmaceutical manufacturers, including product distribution and informational services such as data reporting and analysis.

According to the company’s last quarterly earnings report, US Oncology is affiliated with 1,029 physicians operating in 411 locations, including 91 radiation oncology facilities in 35 states.

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